Exhibit 10.2

RESIGNATION AND RELEASE

AGREEMENT

JOHN EDWARD HENTSCHEL

and

AMERICAN BATTERY MATERIALS, INC.

EFFECTIVE DATE:

22 May 2023

RESIGNATION AND RELEASE AGREEMENT

I

PARTIES

THIS RESIGNATION AND RELEASE AGREEMENT (the “Agreement”) is entered into effective as of the 22nd day of May, 2023 (the “Effective Date”), by and between JOHN EDWARD HENTSCHEL, an individual residing in the State of ______________ (“Hentschel”); and, AMERICAN BATTERY MATERIALS, INC., a Delaware corporation fka BoxScore Brands, Inc. (“ABM”). Hentschel and ABM are sometimes referred to collectively herein as the “Parties”, and each individually as a “Party”.

II

RECITALS

A.	Hentschel currently serves on the Board of Directors of ABM (the “Board”).

B.	Hentschel desires to voluntarily resign from his position as a member of the Board, and expressly not as the result of any disagreement with ABM on any matter relating to ABM’s operations, policies, or practices.

C.	The Parties desire to enter into this Agreement to ensure and effect an orderly and mutually agreeable separation and resignation of Hentschel from the Board, and to further ensure that neither Party will assert any claims of any kind against the other arising out of or related to the relationship between the Parties.

D.	It is the intent of the Parties that their respective rights and obligations to each other from the Effective Date shall be determined exclusively under the terms of this Agreement.

E.	NOW, THEREFORE, in consideration of the promises, covenants, and releases contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

III

RESIGNATION

Hentschel hereby voluntarily resigns from the Board, effective as of the Effective Date. Hentschel acknowledges and agrees that he has been paid all wages, compensation, and accrued benefits to which he is entitled from ABM through the Effective Date, and that his resignation hereunder does not and will not result in the vesting, acceleration, or triggering of any benefit in Hentschel’s favor, including, without limitation, any post-termination payment obligation or any separation payment or benefit, or any other right which Hentschel may otherwise have had or been promised. Other than the issuance of the common stock payments set forth in this Agreement, the Parties agree that ABM owes no additional amounts of my kind to Hentschel. This Agreement expressly supersedes any and all prior agreements, written and oral, express and implied, by and between the Parties, with all such prior agreements (if any) now void and having no further effect.

IV

RELEASE PROVISIONS

4.1 Release. In consideration of the covenants and promises contained in this Agreement, the timely satisfaction of ABM’s obligations under Article V, below, and other good and valuable consideration, the receipt and value of which is hereby confirmed, Hentschel on the one hand, and ABM on the other hand, shall hereby fully, finally, and forever settle and release each other and their respective executors, administrators, successors, assigns, directors, officers, members, managers, owners, affiliates, and attorneys from any and all known and unknown claims of every nature and kind whatsoever, losses, fines, penalties, damages, demands, judgments, debts, obligations, interests, liabilities, causes of action, breaches of duty, costs, expenses, and injunctions of any nature whatsoever, whether known or unknown, from all relationships between the Parties (collectively, the “Released Claims”).

4.2 Scope of Release. The Parties agree that the release hereunder (the “Release”) is to be broadly construed as a release of all claims, except as otherwise provided for herein, and shall expressly include, without limitation, any and all known and unknown claims of every nature and kind whatsoever which the Parties now or hereafter may have with respect to each other. The Release does not encompass the promises and obligations of the Parties under this Agreement, and does not operate as a release by Hentschel of (i) any rights or claims under federal, state, or local law that cannot, as a matter of law, be waived by private agreement; (ii) any rights to indemnification pursuant to ABM’s governing documents, insurance policies, or applicable law; (iii) any of the protected rights under Section 4.7, below; or, (iv) any claims arising after the Effective Date.

4.3 After Acquired Information. The Parties acknowledge that they may hereafter discover information, facts, or circumstances different from or in addition to those which they now know or believe to be true. Except as otherwise provided herein to the contrary, this Agreement shall remain in full force and effect in all respects notwithstanding such discovery, and the Parties expressly accept and assume the risk of such possible additions to or differences from those facts now known or believed to be true.

4.4 Enforceability. The enforceability of the Release is conditioned upon each Party satisfying its respective obligations hereunder.

4.5 No Prior Assignment of Released Claims. Each Party covenants that none of its respective Released Claims has been assigned to any other person, and that no other person has any interest in any of the Released Claims. In the event any other person asserts any interest with respect to the Released Claims, then the Party breaching this covenant shall indemnify the Party against whom such claim is asserted for any and all damages, costs, and fees.

4.6 No Admission of Liability. Notwithstanding the terms and conditions of this Agreement, execution hereof shall in no manner or form constitute the admission of liability or responsibility of either Party in respect to the facts and circumstances underlying the Release.

4.7 Protected Rights. Hentschel understands that nothing contained in this Agreement limits Hentschel’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”). Hentschel further understands that this Agreement does not limit Hentschel’s ability to communicate or share information with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies. However, Hentschel expressly agrees that Hentschel is releasing all claims and causes of action that Hentschel might personally pursue or that might be pursued in Hentschel’s name and, to the extent permitted by applicable law, Hentschel’s right to recover monetary damages or obtain injunctive relief that is personal to Hentschel in connection with such claims and causes of action.

V

ISSUANCE OF SHARES

5.1 Stock Issuance. No later than three (3) days after the Effective Date, ABM shall issue to Hentschel two million (2,000,000) shares of ABM common stock (the “Issued Shares”). The Issued Shares shall be restricted shares pursuant to the Securities Act of 1933, as amended from time-to-time (the “Act”), and issued in book entry format by ABM’s transfer agent.

5.2 Status of the Issued Shares. Upon issuance, all of the Issued Shares will be (i) fully earned, fully paid, and non-forfeitable, except as provided for in Section 8.3, below; (ii) duly authorized, legally and validly issued, and free and clear of all liens, mortgages, pledges, and other encumbrances of any nature.

5.3 Securities Matters. With regard to matters of securities and applicable federal and state securities laws, Hentschel hereby represents and warrants as follows:

(a) Hentschel has substantial experience in evaluating and investing in securities of companies similar to ABM, and acknowledges that Hentschel can protect its own interests. Hentschel has such knowledge and experience in financial and business matters so that Hentschel is capable of evaluating the merits and risks of receipt of the Issued Shares, and that Hentschel is an “accredited investor” within the meaning of the Act.

(b) Hentschel understands that the Issued Shares have not been, and will not be, registered under the Act by reason of a specific exemption from the registration provisions of the Act, and that the availability of any exemption depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the representations of Hentschel as expressed herein or otherwise made pursuant hereto.

(c) Hentschel is not subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Act. Hentschel will promptly notify ABM in writing of any event that would, with the passage of time, make this statement untrue.

(d) Hentschel is acquiring the Issued Shares for his own account, for investment purposes only, and with no present intention of distributing, selling, or otherwise disposing of the Issued Shares.

(e) Hentschel is acquiring the Issued Shares based upon Hentschel’s own independent investigation and evaluation of ABM, and is expressly not relying on any oral representations made by ABM or any person acting on behalf of ABM.

VI

BUSINESS RELATED PROVISIONS

6.1 Non-Disclosure of Business Information. Hentschel shall not at any time, either directly or indirectly use, divulge, disclose or communicate to any person, in any manner whatsoever, any confidential information concerning any matters affecting or relating to the business of ABM, including, but not limited to, the names, buying habits, or practices of any of its customers, its’ marketing methods and related data, the names of any of its vendors or suppliers, costs of materials, the prices it obtains or has obtained or at which it sells or has sold its products or services, manufacturing and sales, costs, lists or other written records used in ABM’s business, compensation paid to employees and other terms of employment, or any other confidential information of, about or concerning the business of ABM, its manner of operation, or other confidential data of any kind, nature, or description. The Parties hereby stipulate that as between them, the foregoing matters are important, material, and confidential trade secrets and affect the successful conduct of the ABM’s business and its goodwill, and that any breach of any term of this paragraph is a material breach of this Agreement.

6.2 Non-Solicitation of Employees. During and continuing for a period of three (3) years after the Effective Date, Hentschel shall not, directly or indirectly, cause or induce, or attempt to cause or induce, any employee of ABM to terminate his or her employment with ABM, as such employment exists at any time following the Effective Date.

6.3 Non-Solicitation of Business. During and continuing for a period of three (3) years after the Effective Date, Hentschel shall not (i) solicit business from any customer of ABM, to the extent such business relates to a product or service competitive with an ABM product or service; or, (ii) otherwise attempt to induce any such customer of ABM to cease doing business with, or to decrease the amount of business such customer does with, ABM.

6.4 Return of Materials. Upon execution of this Agreement Hentschel shall promptly deliver to ABM all equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists, computer disks and data bases, computer programs and reports, computer software, and all other written, graphic and computer generated or stored records relating to the business of ABM which are or have been in the possession or under the control of Hentschel.

6.5 Form 8-K. In order to comply with applicable federal securities rules and regulations regarding the disclosure of this Agreement, the Parties agree that a Form 8-K will be filed with the SEC by ABM within four (4) days of the Effective Date (the “8-K”). In connection therewith:

(a) The language regarding this Agreement and the transactions envisioned hereunder which will be included as part of the 8-K is attached hereto as Exhibit 6.5(a) and incorporated herein by reference (the “8-K Language”).

(b) Hentschel may make requests for revisions to the 8-K Language by delivering written comments to ABM within two (2) days of the Effective Date. Any such changes will be subject to ABM’s consent, which will not be unreasonably withheld.

(c) Hentschel shall be afforded the opportunity to deliver to ABM a letter memorializing whether Hentschel agrees with the disclosures in the 8-K Language. ABM agrees to file any such letter with the SEC either in the 8-K or in an amendment to the 8-K no later than two (2) days after its receipt of any such letter.

6.6 No Disparaging Remarks.

6.6.1. By Hentschel. Hentschel agrees not to make, or cause to be made, any statement or communicate any information (whether oral, electronic, or written) that is directly or indirectly disparaging, derogatory, or damaging to ABM or its respective past, current, or future affiliates, officers, directors, shareholders, employees, consultants, advisors, representatives, trustees, subsidiaries, divisions, parent companies, attorneys, clients or customers, or to ABM’s policies, procedures, business, practices, or financial condition.

6.6.2. By ABM. ABM agrees that it shall not make, or cause to be made, any statement or communicate any information (whether oral, electronic, or written) that is directly or indirectly disparaging, derogatory, or damaging to Hentschel or which intentionally interferes with the efforts of Hentschel to obtain subsequent employment or engagement.

6.6.3. Limited Exception. The foregoing restrictions shall not apply to any statements by either Party that are made truthfully in response to a subpoena or as otherwise required by applicable law or other legal process, or those made in the context of a confidential professional relationship such as between a Party and legal counsel, accountant, and/or financial advisor.

VII

ADDITIONAL REPRESENTATIONS AND OBLIGATIONS

7.1 Independent Legal Counsel. Each Party warrants, represents, and agrees that in executing this Agreement it does so with full knowledge of the rights it may have with respect to the other Party, and that each has received, or has had the opportunity to receive, independent legal advice as to these rights. Each Party has executed this Agreement with full knowledge of these rights, and under no fraud, duress, or undue influence.

7.2 Execution and Performance of Agreement.

7.2.1. By ABM. ABM hereby warrants and represents to Hentschel as follows:

(a) It has the requisite power and authority to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder. All proceedings have been taken and all authorizations have been secured which are necessary to authorize the execution, delivery, and performance by ABM of this Agreement. This Agreement has been duly and validly executed and delivered by ABM and constitutes the valid and binding obligations of ABM, enforceable in accordance with the respective terms.

(b) The consummation by ABM of the transactions herein contemplated, including the execution, delivery and consummation of this Agreement, will not:

(i) violate any judgment, law, order, writ, rule or regulation, or determination or decree of any arbitrator, court, or other governmental agency or administrative body (collectively, “Requirement of Law”) applicable or binding upon ABM;

(ii) violate (1) the terms of the Certificate of Incorporation or Bylaws of ABM; or, (2) any material agreement, contract, mortgage, indenture, bond, bill, note, or other material instrument or writing binding upon ABM or to which ABM is subject; or

(iii) result in the breach of, constitute a default under, or constitute an event which with notice or lapse of time, or both, would become a default under, any agreement, commitment, contract (written or oral) or other instrument to which ABM is a party or is otherwise bound or affected.

(c) No consents, approvals or other authorizations or notices, other than those which have been obtained and are in full force and effect, are required by any state or federal regulatory authority or other person or entity in connection with the execution and delivery of this Agreement, and the performance of any obligations contemplated hereunder.

7.2.2. By Hentschel. Hentschel hereby warrants and represents to ABM as follows:

(a) He has the requisite power and authority to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder. All proceedings have been taken and all authorizations have been secured which are necessary to authorize the execution, delivery, and performance by Hentschel of this Agreement. This Agreement has been duly and validly executed and delivered by Hentschel and constitutes the valid and binding obligations of Hentschel, enforceable in accordance with the respective terms.

(b) The consummation by Hentschel of the transactions herein contemplated, including the execution, delivery, and consummation of this Agreement, will not:

(i) violate any Requirement of Law applicable or binding upon Hentschel; or

(ii)  result in the breach of, constitute a default under, or constitute an event which with notice or lapse of time, or both, would become a default under, any agreement, commitment, contract (written or oral) or other instrument to which Hentschel is a party or is otherwise bound or affected.

VIII

ADDITIONAL PROVISIONS

8.1 Executed Counterparts. This Agreement may be executed in any number of counterparts, all of which when taken together shall be considered one and the same agreement, it being understood that all Parties need not sign the same counterpart. In the event that any signature is delivered by Electronic Transmission, such signature shall create a valid and binding obligation of that Party (or on whose behalf such signature is executed) with the same force and effect as an original thereof. Any copy of this Agreement, with all signatures reproduced on one or more sets of signature pages, shall be considered for all purposes a manually executed counterpart of this Agreement.

8.2 Entire Agreement. This Agreement, and all references, documents, or instruments referred to herein, contains the entire agreement and understanding of the Parties regarding the subject matter herein. The Parties have expressly not relied upon any promises, representations, warranties, agreements, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes (i) any and all prior written or oral agreements, understandings, and negotiations between the Parties with respect to the subject matter contained herein; and, (ii) any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

8.3 Severability. With the exception of the Release contained in Section 4.1, above, each and every provision of this Agreement is severable and independent of any other term or provision of this Agreement. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible. If the Release in Section 4.1, above, is found to be unenforceable, this Agreement shall be null and void, and Hentschel will be required to return all of the Issued Shares to ABM.

8.4 Governing Law. This Agreement shall be governed by the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. If any court action is necessary to enforce the terms and conditions of this Agreement, the Parties hereby agree that the state and federal courts in New York County, New York, shall be the sole jurisdiction and venue for the bringing of such action.

8.5 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. The remedies of the Parties under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

8.6 Recovery of Fees by Prevailing Party. In any legal action (including arbitration) to enforce or interpret this Agreement, the non-prevailing Party shall pay the reasonable attorneys’ fees and other costs and expenses (including expert witness fees) of the prevailing Party in such amount as may be determined. In addition, such non-prevailing Party shall pay reasonable attorneys’ fees incurred by the prevailing Party in enforcing, or on appeal from, a judgment in favor of the prevailing Party. The preceding sentence is intended by the Parties to be severable from the other provisions of this Agreement and to survive and not be merged into such judgment.

8.7 Waiver; Course of Dealing. No failure by any Party to insist on the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy on a breach shall constitute a waiver of any such breach or of any other covenant, duty, agreement, or condition. Further, no course of dealing between the Parties, or any failure to exercise, or any delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power, or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

8.8 Recitals. The facts recited in Article II, above, are hereby conclusively presumed to be true as between and affecting the Parties.

8.9 Amendment. This Agreement may be amended or modified only by a writing signed by all Parties.

8.10 Successors and Assigns. Except as expressly provided in this Agreement, each and all of the covenants, terms, provisions, conditions, and agreements herein contained shall be binding upon and shall inure to the benefit of the successors and assigns of the Parties. This Agreement is not assignable by either Party without the expressed written consent of all Parties.

8.11 Time. All Parties agree that time is of the essence as to this Agreement.

8.12 Provision Not Construed Against Party Drafting Agreement. This Agreement is the result of negotiations by and between the Parties; is the product of the work and efforts of all Parties; and, shall be deemed to have been drafted by all Parties. Each Party has had the opportunity to be represented by independent legal counsel of its choice. In the event of a dispute, no Party shall be entitled to claim that any provision should be construed against any other Party by reason of the fact that it was drafted by one particular Party.

8.13 Agreement Provisions, Exhibits, and Schedules. When a reference is made in this Agreement to an Article, Section, Subsection, Exhibit, or Schedule, such reference shall be to said item of this Agreement unless otherwise indicated, although the Article and Section headings used herein are inserted for convenience and identification only and are not to be used in any manner to interpret this Agreement. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof as if set out in full herein.

8.14 Further Assurances. Each Party agrees (i) to furnish upon request to each other Party such further information; (ii) to execute and deliver to each other Party such other documents; and, (iii) to do such other acts and things, all as another Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions envisioned hereunder. However, this provision shall not require that any additional representations or warranties be made and no Party shall be required to incur any material expense or potential exposure to legal liability pursuant to this Section 8.14.

8.15 Notices.

8.15.1. Method and Delivery. All notices, requests, and demands hereunder shall be in writing and delivered by hand; Electronic Transmission; mail; or, recognized commercial over-night delivery service (Federal Express, e.g.), and shall be deemed given (a) if by hand, upon such delivery; (b) if by Electronic Transmission, 24-hours after sending; (c) if by mail, 48-hours after deposit in the United States mail, first class, registered or certified mail, postage prepaid; or, (d) if by recognized commercial over-night delivery service, upon such delivery.

8.15.2. Consent to Electronic Transmission. Each Party hereby expressly consents to the use of Electronic Transmission for communications and notices hereunder. For purposes of this Agreement, “Electronic Transmission” means a communication (i) delivered by Fax or E-Mail when directed to the Fax number or E-Mail address, respectively, for that recipient on record with the sending Party; and, (ii) that creates a record capable of retention, retrieval, and review, and that may thereafter be rendered into legible tangible form.

8.15.3. Address Changes. A Party may alter the Fax number, E-Mail address, physical address, or postage address to which communications or copies are to be sent by giving notice of such change of address to the other Parties in accordance with the provisions of this Section 8.15.

8.16 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTER CLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.

8.17 Best Efforts. Each Party shall cooperate in good faith with the other Parties generally, and in particular, the Parties shall use and exercise their best efforts, taking all reasonable, ordinary and necessary measures to ensure an orderly and smooth relationship under this Agreement, and further agree to work together and negotiate in good faith to resolve any differences or problems which may arise in the future. However, the obligations under this Section 8.17 shall not include any obligation to incur substantial expense or liability.

8.18 Definitional Provisions. For purposes of this Agreement, (i) those words, names, or terms which are specifically defined herein shall have the meaning specifically ascribed to them; (ii) wherever from the context it appears appropriate, each term stated either in the singular or plural shall include the singular and plural; (iii) wherever from the context it appears appropriate, the masculine, feminine, or neuter gender, shall each include the others; (iv) the words “hereof”, “herein”, “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement; (v) all references to “Dollars” or “$” shall be construed as being United States Dollars; (vi) the term “including” is not limiting and means “including without limitation”; and, (vii) all references to all statutes, statutory provisions, regulations, or similar administrative provisions shall be construed as a reference to such statute, statutory provision, regulation, or similar administrative provision as in force at the date of this Agreement and as may be subsequently amended.

IX

EXECUTION

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties, and shall be effective as of and on the Effective Date. Each of the undersigned Parties hereby represents and warrants that it (i) has the requisite power and authority to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder; and, (ii) it is duly authorized and empowered to execute and deliver this Agreement.

THE PARTIES HAVE CAREFULLY READ THIS ENTIRE AGREEMENT. ITS CONTENTS AND THE RELEASE CONTAINED HEREIN HAVE BEEN FULLY EXPLAINED TO THEM BY THEIR ATTORNEYS, OR THEY HAVE VOLUNTARILY ELECTED NOT TO SEEK THE ADVICE OF AN ATTORNEY. THE PARTIES FULLY UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS AGREEMENT. THE ONLY PROMISES OR REPRESENTATIONS MADE TO EACH OF THE PARTIES ABOUT THIS AGREEMENT, OR TO INDUCE THEM TO SIGN THIS AGREEMENT, ARE CONTAINED IN THIS AGREEMENT. THE PARTIES ARE SIGNING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

HENTSCHEL:	ABM

AMERICAN BATTERY MATERIALS, INC a Delaware corporation
JOHN EDWARD HENTSCHEL

DATED:	BY:

NAME:

TITLE:

DATED:

EXHIBIT 6.5(a)

8-K LANGUAGE

(a) Voluntary Resignation of Directors.

John Edward Hentschel voluntarily resigned his position as a member of the Board of Directors (the “Board”) of American Battery Materials, Inc. (the “Company”) effective 22 May 2023. In connection with his decision, Mr. Hentschel advised that he had no disagreements with the Company. The Board expresses its gratitude to Mr. Hentschel for his years of service to the Company, and wishes him the best in his future endeavors.

(e) Compensation.

In connection with Mr. Hentschel’s resignation, the Company issued to Mr. Hentschel two million (2,000,000) shares of Company common stock pursuant to the terms and conditions of a Resignation and Release Agreement (the “Hentschel Agreement”). The Hentschel Agreement also provided for, among other things, mutual releases and non-solicitation provisions, and representations and warranties typically associated with similar agreements. The foregoing description of the Hentschel Agreement does not purport to be complete, and is qualified in its entirety by reference to the Hentschel Agreement. A copy of which is attached and filed as Exhibit 10.2 to this Current Report on Form 8-K, and is incorporated herein by reference.